                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    /X/  Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                                 UBIQUITEL INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

Investors and security holders are urged to read the definitive proxy statement to be filed by UbiquiTel Inc. ("UbiquiTel") with the SEC in connection with its proposed acquisition of VIA Wireless, LLC ("VIA Wireless") because it will contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other relevant documents filed by UbiquiTel with the SEC at the SEC's web site at www.sec.gov. Copies of the definitive proxy statement and such other documents may also be obtained for free from UbiquiTel by directing such requests to UbiquiTel Inc., One West Elm Street, 4th Floor, Conshohocken, Pennsylvania 19428, Attention: Investor Relations (telephone: (610) 832-3300).

UbiquiTel and VIA Wireless, including their respective directors, executive officers and certain other members of management or employees may be deemed to be participants in the solicitation of proxies from UbiquiTel's shareholders in connection with the proposed transaction. A description of any interests that UbiquiTel's and VIA Wireless' directors and executive officers have in the proposed transaction will be contained in the definitive proxy statement.

The following communications contain forward-looking statements that are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe-harbor" provisions of the private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in UbiquiTel's forward-looking statements, including the following factors: UbiquiTel's ability to consummate the VIA Wireless transaction, including obtaining stockholder approval, regulatory approval and other third-party consents; UbiquiTel's ability to consummate the sale of the spectrum, including regulatory approval; UbiquiTel's ability to find purchasers for other non-core assets of VIA Wireless; UbiquiTel's ability to realize expected cost savings from the conversion of VIA Wireless to a Type II Sprint PCS affiliate and integration of VIA Wireless' operations; UbiquiTel's ability to finance future growth opportunities; UbiquiTel's dependence on its affiliation with Sprint PCS; changes or advances in technology; changes in Sprint's national service plans or fee structure with UbiquiTel; changes in population; increased competition in UbiquiTel's markets; UbiquiTel's ability to manage anticipated growth and rapid expansion; and general market and economic conditions. Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from UbiquiTel's forward-looking statements are included in UbiquiTel's filings with the Securities and Exchange Commission, specifically in the "risk-factors" section of UbiquiTel's Registration Statement on Form S-1 as declared effective by the Securities and Exchange Commission on June 7, 2000 and as described in UbiquiTel's Form 10-K for the fiscal year ended December 31, 2000.

  THE FOLLOWING PRESS RELEASE WAS ISSUED BY UBIQUITEL INC. ON APRIL 30, 2001.

[UBIQUITEL LOGO]                                               [SPRINT LOGO]
                                                               [SPRINT PCS LOGO]


FOR IMMEDIATE RELEASE                CONTACT:
                                     Mary Ellen Adipietro or John Nesbett
                                     Lippert/Heilshorn & Associates
                                     (212) 838-3777
                                            or
                                     Dava Guerin
                                     Guerin Public Relations, Inc.
                                     (215) 914-2040 or (215) 262-0740 (wireless)
                                            or
                                     Brighid de Garay
                                     UbiquiTel Inc.
                                     (610) 832-3311


             UBIQUITEL ANNOUNCES STRONG FIRST QUARTER 2001 RESULTS WITH 32% INCREASE IN SUBSCRIBERS AND 62% INCREASE IN
                       REVENUES OVER FOURTH QUARTER 2000


CONSHOHOCKEN, PA - APRIL 30, 2001 - UbiquiTel Inc. (NASDAQ: UPCS) today announced strong financial and operating results for the first fiscal quarter ended March 31, 2001, reflecting the company's considerable progress in building out and developing its attractive markets.

        HIGHLIGHTS FOR 1Q01:

o UbiquiTel launched 3 markets, covering 400,000 POPs during the first quarter, including Logan, Utah, Lewiston, Idaho and Boise, Idaho. The company now covers 2.6 million POPs in 3 major markets, covering 34% of its licensed footprint.

o The company ended the first quarter with 21,927 subscribers, a 32% increase from the fourth quarter of 2000.

o Average monthly revenue per user (ARPU) before promotion expense was $109.79 for the three months ended March 31, 2001, including roaming revenue, and $61.12 excluding roaming revenue.

o UbiquiTel's churn for the first quarter was 2.88%, compared to a churn of 3.30% in the fourth quarter of 2000.

o Subscriber revenue increased 37% from the fourth quarter of 2000 to $3.0 million for the first quarter 2001, while travel and roaming revenue increased 119% to $2.8 million.

o Subscriber minutes of use for the first quarter of 2001 were an average of 425 per month, including 358 local minutes and 67 roaming minutes.

o Total system minutes of use were approximately 32 million during the three months ended March 31, 2001, a 70% increase from the three months ended December 31, 2000.

o The company opened 2 retail stores and 77 indirect doors during the quarter, ending the period with 10 retail stores and 156 indirect doors across its markets.

"Our solid first quarter results are an early reflection of the momentum we have going into 2001," stated Donald A. Harris, chairman and CEO of UbiquiTel Inc. "We made considerable advances in building out our network, which at the end of the first quarter covered approximately 34% of our footprint just 5 months after our first market launch. We also continued to implement our unique local customer service initiatives and the customer response to our efforts was tremendous in the first quarter, as seen by the significant increase in our subscriber base and meaningful reduction in our churn. We are aggressively marketing the Sprint PCS products and services in our markets and continue to exceed customer expectations in terms of voice quality and clarity. As we look to launch our Indiana and Kentucky markets later this month, thereby completing the majority of our network, we expect continued improvements in our operating performance in the quarters ahead."

In February, UbiquiTel announced an agreement to acquire VIA Wireless, a privately held Sprint PCS Network Partner. VIA Wireless' markets are located in the central valley of California, which includes approximately 3.4 million licensed POPs. Its markets are contiguous to UbiquiTel's markets in Northern California and include Fresno, Bakersfield and Stockton, as well as key travel corridors between Los Angeles and San Francisco. UbiquiTel is proceeding with the necessary approvals for the transaction and expects to close the transaction in July of this year.

"This past quarter marked an important milestone in UbiquiTel's growth," said Harris. "Not only did we achieve excellent operating results, but we also announced a strategic acquisition which, when complete, will result in our becoming the second largest Sprint PCS Network Partner with over 11.1 million licensed POPs. With this acquisition, we create a contiguous footprint spanning from our markets in Northern California, to VIA's markets in the central valley. This represents a critical step in the execution of our strategy to offer our customers the best possible service at the greatest value across the widest geography."

Total revenues for the three months ended March 31, 2001 increased 62% to $6.0 million, from the three months ended December 31, 2000. Included in total revenue for the quarter, subscriber revenue increased 37% to $3.0 million in the fourth quarter 2000, travel and roaming revenue increased 119% to $2.8 million from $1.3 million in the fourth quarter. Other revenues, consisting of equipment revenue, totaled $0.2 million in the first quarter.

On April 27, Sprint PCS announced it had reached an agreement in principle with the Sprint PCS affiliates, including UbiquiTel, to reduce the reciprocal travel rate exchanged between Sprint PCS and the affiliates. The rate will be reduced from the current 20 cents per minute of use to 15 cents beginning June 1, 2001, and to 12 cents beginning October 1, 1001. Beginning January 1, 2002, and for the remainder of the term of UbiquiTel's affiliate agreement with Sprint PCS, the rate will be adjusted to provide a fair and reasonable return on the cost of the underlying network, or approximately 10 cents in 2002. UbiquiTel expects that the new travel rate plan should not have any material effect on its business plan.

For the first quarter 2001, UbiquiTel reported a net loss before interest, taxes, depreciation, amortization and non-cash stock compensation (EBITDA) of approximately $8.0 million. The net loss for the three months ended March 31, 2001 totaled approximately $14.1 million, or $(0.22) per share, compared to a loss of $11.6 million or $(0.18) per share in the fourth quarter.

        UbiquiTel had cash and cash equivalents totaling approximately $87.8 million, with an additional $155.0 million of restricted cash in an escrow account, and available bank credit facilities of $145.0 million at March 31, 2001.

        CONFERENCE CALL TO BE HELD MAY 1ST AT 8:30 AM ET

UbiquiTel's management will conduct a conference call tomorrow morning at 8:30 a.m. Eastern Time to discuss the first quarter 2001 results and the outlook for the balance of 2001, including the pro forma outlook assuming the acquisition of VIA Wireless. Investors and interested parties may listen to the call via a live Webcast accessible through the company's web site, www.ubiquitelpcs.com. To listen, please register and download audio software at the site at least 15 minutes prior. The Webcast will be available on the site for approximately three months, while a telephone replay of the call is available for 7 days beginning at 10:30 a.m. Eastern Time, May 1st, at 800-633-8284 or 858-812-6440, reservation # 18521255.

        ABOUT UBIQUITEL PCS

UbiquiTel is the exclusive provider of Sprint PCS digital wireless mobility communications network products and services under the Sprint PCS brand name to midsize markets in the Western and Midwestern United States. When complete, the majority of UbiquiTel's network will cover portions of California, Nevada, Washington, Idaho, Montana, Wyoming, Utah, Indiana and Kentucky, covering a total population of approximately 7.7 million residents.

STATEMENTS CONTAINED IN THIS NEWS RELEASE THAT ARE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES. SUCH FORWARD-LOOKING STATEMENTS ARE MADE PURSUANT TO THE "SAFE-HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND ARE MADE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS OR BELIEFS AS WELL AS ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO, MANAGEMENT. A VARIETY OF FACTORS COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED IN UBIQUITEL'S FORWARD-LOOKING STATEMENTS, INCLUDING THE FOLLOWING FACTORS:
UBIQUITEL'S DEPENDENCE ON ITS AFFILIATION WITH SPRINT PCS; CHANGES OR ADVANCES IN TECHNOLOGY; CHANGES IN SPRINT'S NATIONAL SERVICE PLANS OR FEE STRUCTURE WITH UBIQUITEL; CHANGE IN POPULATION; INCREASED COMPETITION IN UBIQUITEL'S MARKETS; UBIQUITEL'S ABILITY TO CONSUMMATE THE VIA ACQUISITION, INCLUDING OBTAINING STOCKHOLDER AND REGULATORY APPROVALS; UBIQUITEL'S ABILITY TO REALIZE EXPECTED COST SAVINGS IN CONNECTION WITH THE VIA ACQUISITION AND TO INTEGRATE VIA'S OPERATIONS; UBIQUITEL'S ABILITY TO MANAGE ANTICIPATED GROWTH AND RAPID EXPANSION; AND GENERAL MARKET AND ECONOMIC CONDITIONS. THESE AND OTHER APPLICABLE RISKS, CAUTIONARY STATEMENTS AND FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM UBIQUITEL'S FORWARD-LOOKING STATEMENTS ARE INCLUDED IN UBIQUITEL'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, SPECIFICALLY IN THE "RISK FACTORS" SECTION OF UBIQUITEL'S REGISTRATION STATEMENT ON FORM S-1 AS DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 2000 AND AS DESCRIBED IN UBIQUITEL'S FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000.

                           -FINANCIAL TABLES FOLLOW-

UBIQUITEL INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                  MARCH 31, 2001  DECEMBER 31, 2000
                                                                  --------------  -----------------
                                                                   (unaudited)
                             ASSETS
CURRENT ASSETS:
   Cash and cash equivalents.....................................  $ 87,779,214      $147,705,968
   Accounts receivable, net of allowance for doubtful accounts...     1,817,647         1,297,285
   Other current assets..........................................     4,861,893         3,178,661
                                                                  --------------    --------------
      Total current assets.......................................    94,458,754       152,181,914
PROPERTY AND EQUIPMENT, NET......................................    72,154,868        47,651,162
CONSTRUCTION IN PROGRESS.........................................    80,535,961        72,220,446
RESTRICTED CASH..................................................   155,000,000       105,000,000
OTHER ASSETS.....................................................    37,890,531        29,041,413
                                                                  --------------    --------------
   Total assets.................................................. $ 440,040,114      $406,094,935
                                                                  --------------    --------------
               LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable and accrued expenses......................... $ 15,554,663       $ 23,984,859
                                                                  --------------    --------------
      Total current liabilities..................................   15,554,663         23,984,859
                                                                  --------------    --------------
LONG-TERM DEBT...................................................  314,266,548        258,232,999
CAPITAL LEASE OBLIGATIONS, NON CURRENT...........................      413,237            130,314
                                                                  --------------    --------------
   Total long-term liabilities...................................  314,679,785        258,363,313
                                                                  --------------    --------------
   Total liabilities.............................................  330,234,448        282,348,172
                                                                  --------------    --------------
COMMITMENTS AND CONTINGENCIES
REDEEMABLE WARRANTS..............................................      570,023            570,023
                                                                  --------------    --------------
STOCKHOLDERS' EQUITY:
   Stock and additional paid-in capital..........................  167,704,942        167,582,092
   Accumulated deficit...........................................  (58,469,299)       (44,405,352)
                                                                  --------------    --------------
      Total stockholders' equity.................................  109,235,643        123,176,740
                                                                  --------------    --------------
   Total liabilities and stockholders' equity.................... $440,040,114       $406,094,935
                                                                  --------------    --------------

UBIQUITEL INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                           THREE MONTHS       THREE MONTHS
                                                                              ENDED              ENDED
                                                                          MARCH 31, 2001     MARCH 31, 2000
                                                                         -----------------------------------
                                                                           (unaudited)        (unaudited)
REVENUES:
   Service revenue......................................................   $ 5,827,977          $ 68,519
   Other revenues.......................................................       210,981                 -
                                                                         -----------------------------------
      Total revenue.....................................................     6,038,958            68,519
COSTS AND EXPENSES:
   Cost of service and operations.......................................     6,735,186           215,651
   Cost of products sold................................................     1,031,950                 -
   Selling and marketing................................................     3,273,677            53,520
   General and administrative expenses..................................     2,977,918           612,837
   Non-cash compensation................................................       122,850           118,643
      Depreciation and amortization.....................................     2,135,319            24,671
                                                                         -----------------------------------
         Total costs and expenses.......................................    16,276,900         1,025,022

OPERATING LOSS..........................................................   (10,237,942)         (956,803)
INTEREST INCOME.........................................................     3,594,013           382,785
INTEREST (EXPENSE)......................................................    (7,420,018)         (347,684)
                                                                         -----------------------------------
LOSS BEFORE EXTRAORDINARY ITEM AND PREFERRED STOCK DIVIDENDS............   (14,063,947)         (921,702)
LESS: PREFERRED STOCK DIVIDENDS PLUS ACCRETION..........................             -        (9,230,639)
                                                                         -----------------------------------
LOSS BEFORE EXTRAORDINARY ITEM..........................................   (14,063,947)      (10,152,341)
EXTRAORDINARY ITEM-EARLY EXTINGUISHMENT OF DEBT.........................             -        (1,722,880)
                                                                         -----------------------------------
NET LOSS................................................................  $(14,063,947)     $(11,875,221)
                                                                         ===================================
BASIC AND FULLY DILUTED NET LOSS PER SHARE OF COMMON STOCK:
   Loss before extraordinary item.......................................  $      (0.22)     $      (0.20)
   Extraordinary item...................................................             -             (0.04)
                                                                         -----------------------------------
   Net Loss.............................................................  $      (0.22)     $      (0.24)
                                                                         ===================================
BASIC AND FULLY DILUTED WEIGHTED-AVERAGE OUTSTANDING COMMON SHARES......    63,543,604        50,263,604
                                                                         ===================================